                                                                   EXHIBIT 12.01

                             PORTOLA PACKAGING, INC
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                 THREE MONTHS ENDED
                                                        YEAR ENDED AUGUST 31,                       NOVEMBER 30,
                                       -------------------------------------------------------  --------------------
                                         1992       1993       1994       1995        1996        1995       1996
                                       ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                      (IN THOUSANDS)
Fixed Charges:
  Interest expense...................  $   3,200  $   3,128  $   3,996  $   8,658  $    13,084  $   3,166  $   3,063
  Debt financing costs...............        969        479      1,058        447          492        126        198
  Rent expense.......................        284        295        465        499          635        185        150
                                       ---------  ---------  ---------  ---------  -----------  ---------  ---------
    Total interest...................      4,453      3,902      5,519      9,604       14,211      3,477      3,411
Total fixed charges..................      4,453      3,902      5,519      9,604       14,211      3,477      3,411
Less:Capitalized interest............     --         --         --         --          --          --         --
                                       ---------  ---------  ---------  ---------  -----------  ---------  ---------
    Net fixed charges................  $   4,453  $   3,902  $   5,519  $   9,604  $    14,211  $   3,477  $   3,411
                                       ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                       ---------  ---------  ---------  ---------  -----------  ---------  ---------
Earnings:
  Net income (loss)..................  $     663  $     309  $     225  $     140  $    (9,442) $    (469) $    (926)
  Income tax benefit from
    extraordinary item...............     --           (592)      (539)    --             (845)      (845)    --
  Cumulative effect of adopting SFAS
    No. 109..........................     --         --             85     --          --          --         --
  Provision for taxes................      1,287      1,521      1,095      1,294          865        147       (618)
  Net fixed charges..................      4,453      3,902      5,519      9,604       14,211      3,477      3,411
                                       ---------  ---------  ---------  ---------  -----------  ---------  ---------
    Total earnings...................  $   6,403  $   5,140  $   6,385  $  11,038  $     4,789  $   2,310  $   1,867
                                       ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                       ---------  ---------  ---------  ---------  -----------  ---------  ---------
Calcuation of ratio of earnings to
  fixed charges:
  Total earnings.....................  $   6,403  $   5,140  $   6,385  $  11,038  $     4,789  $   2,310  $   1,867
  Total fixed charges................      4,453      3,902      5,519      9,604       14,211      3,477      3,411
  Ratio of earnings to fixed
    charges..........................       1.44       1.32       1.16       1.15
  Deficiency of earnings to fixed
    charges..........................                                              $    (9,422) $  (1,167) $  (1,544)
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